CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 12, 2006, except as to Note 1 (b) which is as of October 5, 2006 and Notes 13 and 14(b) which are as of March 9, 2007, accompanying the consolidated financial statements of Lumina Resources Corp. contained in this Registration Statement on Form 20-F for Western Copper Corp. We consent to the use of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP

Vancouver, BC
March 9, 2007